EXHIBIT 10.31


                                surfnet (R)
                                    Media Group, Inc.

          2235 W. UNIVERSITY DR - SUITE 9 - TEMPE, ARIZONA 85281-7246
                      VOICE: 877.311.9474 - FAX: 480.557.0627
                               www.surfnetmedia.com


September  24,  2003


YP  Net,  Inc.
4840  E.  Jasmine  Street
Suite  105
Mesa,  Arizona  85205

Re:     Letter  of  Intent

Gentlemen:

Over the last several months, SurfNet Media Group, Inc., a Delaware corporation, and YP Net, Inc., a Nevada corporation, have been in dialogue over strategic implementation of SurfNet's Metaphor TM Technology and services in YP.net's Business. YP.net and SurfNet desire to form a long-term cooperative business relationship. This Letter of Intent is entered into by YP.net and SurfNet as of the Effective Date and confirms YP.net's and SurfNet's understanding with respect to our preliminary discussions and summarize the intent and initial scope of our relationship.

1. CERTAIN DEFINITIONS. For purposes of this letter, the following terms have the following meaning:

     a.   "Effective Date" means the date YP.net signs this Letter of Intent.

     b. "Parties" means YP.net and SurfNet, and "Party" means YP.net or SurfNet as the context requires.

     c. "Protected Information" mean, information from which SurfNet or YP.net derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Protected information includes, without limitation, confidential information pertaining to matters such as technology, financing and business operations, development and integration strategies.

     d. "SurfNet's Metaphor TM Technology" means the method and system for adding functionality to a Web page described in US Patent 6,594,691 issued to SurfNet on July 15, 2003.

     e. "YP.net's Business" means the business of providing internet-based yellow page advertising space on or through www.Yellow-Page.Net, www. YP.net and www.YP.com.

2. INTENTION. This will confirm the mutual intentions of the Parties to enter into a licensing agreement or other business arrangement to exploit the synergies between YP.net's Business and SurfNet's Metaphor(TM) Technology. The Parties will endeavor to execute all definitive agreements by December 1, 2003. Except as provided in Section 7, the Parties agree that neither company will disclose the fact or content of their discussions to others unless required by law or if both parties agree to do so.

3. EXCLUSIVITY; JOINT DEVELOPMENT EFFORTS; STOCK SWAP. The definitive agreements referred to in Section 2 above will include provisions stating the following:
     a. SurfNet will not enter into a licensing agreement or other business arrangement relating to SurfNet's Metaphor(TM) Technology with any third party engaged in the business of providing Internet-based yellow page advertising space, and (II) YP.net will not enter into a licensing agreement or other business arrangement with any third party having technology providing the same or similar functionality as SurfNet's MetaphorTM Technology.

     b. Derivative works (as defined in the United States Copyright Act) and other modifications, improvements, fixes, enhancements, and upgrades with respect to SurfNet's MetaphorTM Technology that are jointly developed by the Parties shall be jointly owned by the Parties, and that, with respect to such jointly developed derivative works, each shall grant to the other a worldwide, non-exclusive, fully-paid, royalty-free, irrevocable, sublicensable license to make, have made, use, sell, offer for sale, import and otherwise exploit such derivative works, including products or services that include or rely on or use such derivative works.

     c. The Parties will exchange shares of stock in an amount and on the basis of an exchange ratio to be agreed upon.

4. CONFIDENTIALITY. During the course of SurfNet's and YP.net's discussions, the parties will disclose Protected Information. As a condition to sharing, whether in writing or orally, Protected Information, each Party hereby acknowledges and agrees as follows:

     a. The Protected Information, whether now or hereafter shared, in whole or in part, is confidential.

     b. The business and prospects of a Party could be damaged if the other Party discloses Protected Information to any person without such Party's consent.

     c. Each Party will each keep confidential and refrain from disclosing or divulging to any person the other's Protected Information without the other's prior written consent (other than disclosures by a Party to its agents, representatives or employees who will be bound by the terms of this Agreement and advised that the other's Protected Information must be treated as confidential).

     d. Each Party will not use the other's Protected Information (nor permit the use thereof) in a manner or for a purpose detrimental to the other's business.

     e. Obligations of confidentiality with respect to Protected Information which constitutes trade secrets under the Uniform Trade Secrets Act (or other similar applicable law) will extend for so long as such information remains a trade secret.

     f. Obligations of confidentiality with respect to Protected Information that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), will (i) be defined in a subsequent agreement entered into between the Parties, or, (ii) if no such subsequent agreement is executed, extend for three (3) years from the date the Parties mutually agree, or one Party notifies the other, that a licensing agreement or other business arrangements between them relating to the subject matter hereof will not be consummated.

     g. Wrongful disclosure or use of Protected Information in contravention of the provisions of this agreement will give rise to irreparable injuries not adequately compensable in damages. In the event that preliminary injunctive relief to maintain the status quo is required, such relief may be sought by a Party from any court of competent jurisdiction, and each Party agree to be bound by any and all orders rendered by such court. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. No Party can waive or amend any provision hereof except with the other Party's written consent, which consent will specifically refer to any such provision and explicitly make such waiver or amendment.

5. NONBINDING. Although SurfNet and YP.net may exchange proposals (written or oral), term sheets, draft agreements or other materials, neither party will have any obligations or liability to the other party unless and until SurfNet's and YP.net's authorized representatives sign definitive written agreements. Either party can end these discussions at any time, for any reason, and without liability to the other. Each party remains free to negotiate or enter into similar relationships with others. Any business decision either party makes in anticipation of definitive agreements is at the sole risk of the party making the decision, even if the other party is aware of, or has indicated approval of, such decision.

6. PUBLICITY. Neither party shall identify, either expressly or by implication, this relationship, the other party or use any of the other party's names, trademarks, trade names, services marks, or other proprietary marks in any marketing material, advertising, press releases, publicity matters or other promotional materials without the other party's prior written approval. The Parties will issue a mutually agreed upon joint press release within five business days following the execution of this Letter of Intent announcing the execution hereof. Except as required by law or applicable listing agreement, no other press release shall be issued regarding the execution of this Letter of Intent by either Party without the prior written consent of the other. Notwithstanding the foregoing, the Parties will be permitted to make reference to the matters addressed in the Letter of Intent in other press releases, provided that such references are consistent in substance with the initial press release.

7. STOCK PURCHASE. SurfNet shall sell to YP.net, and YP. Net shall purchase from SurfNet 11,667 shares of Common Stock (collectively, the "Shares"), for an aggregate price of $35,000.00 (the "Purchase Price"), based upon the closing sale price of the Common St6ock as quoted on Yahoo Finance on September 24, 2003, payable in immediately available funds upon execution of this Agreement and a Subscription Agreement mutually agreeable to the Parties. Thereupon, SurfNet shall issue to YP.net certificates representing the Shares registered on SurfNet's stock ledger in the name of YP.net equaling the aggregate number of Shares being purchased by UP.net under this Agreement. YP.net agrees that the certificates representing the Shares shall bear a legend in substantially the following form:

     "The shares represented by this certificate are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or otherwise transferred, pledged or hypothecated except in a transaction registered under the Securities Act or in a transaction exempt from such registration."

8. EXPENSES. Each party will re responsible for its own expenses and costs related to these discussions. Neither party is authorized to make any commitments or statements on behalf of the other party.

9. GOVERNING LAW. The substantive laws of the State of Arizona govern this Letter of Intent.

10. COMPLETE AGREEMENT. This Letter of Intent represents the complete and exclusive understanding of the Parties on this subject and supersedes all proposals or other prior agreements, oral or written, and all other communications between the Parties relating to this subject. This letter of Intent can only be modified by a writing signed by each Party that states it amends this Letter of Intent. The parties indicate their agreement to the terms of this Letter of Intent by signing below.

Very  truly  yours,

SURFNET  MEDIA  GROUP,  INC.


By:  /s/  Robert  D.  Arkin
     -------------------------------------
     Robert  D.  Arkin
     Chief  Executive  Officer


ACKNOWLEDGED  AND  AGREED:

YP.NET,  INC.

By:  /s/  Angleo  Tullo
     -------------------------------------
     Angleo  Tullo
     Chief  Executive  Officer

Effective  Date:  Aug  26th  2003
                --------------------------